Exhibit 99.1

For Immediate Release
Media Contact

Jim Place
 (949) 636-0866
jimplace@sbcgloobal.net

Seychelle's Board of Directors Announces a Co-Management Structure for Senior Management where Mr. James Place becomes President and remains CFO while Mr. Carl Palmer returns as CEO, Effective Immediately

In addition, Seychelle is welcoming Ms. Cari Beck, Trustee of the TAM Trust, to the
Board and agrees to add at least one outside Director in the near future to comply with SOX best practices

SAN JUAN CAPISTRANO, Calif. -- (BUSINESS WIRE) April  26, 2016 – Seychelle Water Filtration Products, a DBA of Seychelle Environmental Technologies, Inc. (Seychelle or the Company) (OTCQB: SYEV), a worldwide leader in the development, assembly and sale of proprietary portable water filtration bottles made several announcements today. First, Seychelle's Board of Directors announces a Co-Management Structure for Senior Management where Mr. James Place becomes President and remains CFO while Mr. Carl Palmer returns as CEO effective immediately. This decision of the Board is the result of extensive negotiations on how to best move the Company forward toward its sales and profit goals.

Second, effective immediately, Seychelle has made the following operational changes. Ms. Elise Eggett has resigned from the Board and will continue in her role as an independent contractor financial consultant. In addition, Seychelle will seek a new sales executive.

Third, effective immediately, Seychelle has elected Ms. Cari Beck, Trustee of the TAM Trust, to the Board of Directors and agrees to add at least one outside Director in the near future to comply with SOX best practices and better reflect the investment community's point of view.

Seychelle believes that these actions of the Board will better enhance its efforts to meet the needs and expectations of the Company's customers, will restore the proud reputation of Seychelle products and will eventually maximize the value for Seychelle Shareholders.

Finally, based on the sales of the new pH20 product line, with both pitchers and bottles which increases the alkalinity of tap water to between 8.0 and 9.5 pH, with a limited number of customers, we will be aggressively expanding this new product line to our other customers due to its profitability to the Company. This will include adding sales personnel to expand the effort.

"Dedicated to improving the quality of life through the quality of our drinking water."

Note to Investors

This press release may contain certain forward-looking information about the Seychelle's business prospects/projections.  These are based upon good-faith current expectations of Seychelle's management. Seychelle makes no representation or warranty as to the attainability of such assumptions/projections. Investors are expected to conduct their own investigation with regard to Seychelle. Seychelle assumes no obligation to update the information in this press release. For more information, please visit www.seychelle.com  or call (949) 234-1999.